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                                                                      Exhibit 11

ZAPATA CORPORATION


Statement Regarding Computation of Per Share Earnings



                                            Three Months Ended
                                            March 31,           March 31,
                                            2000                1999

Net loss (in millions)                     $    (2,673)        $      (612)


Actual outstanding Common                   23,888,928          23,877,078
Shares at beginning of period

Sum of weighted average activity
Of Common shares issued for
Stock options                                       --                  --

Other adjustment                                (1,850)                 --
                                        --------------       --------------
Weighted Basic Shares                       23,887,078          23,877,078

Effect of assumed exercise of
Common Stock equivalents                            --                  --

Weighted diluted shares                     23,887,078          23,877,078

Basic earnings per share                   $    ($0.11)        $     (0.03)

Diluted earnings per share                 $    ($0.11)        $     (0.03)